UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2017

KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 16, 2017, two subsidiaries of Kinder Morgan Canada Limited (TSX: KML), Kinder Morgan Cochin ULC (“Cochin”) and Trans Mountain Pipeline ULC (“Trans Mountain ULC” and, together with Cochin, the “Borrowers”), entered into a definitive Credit Agreement (the “Credit Agreement”) establishing (i) a CAD $4.0 billion revolving construction credit facility for the purposes of funding the development, construction and completion of the Trans Mountain expansion project, (ii) a CAD $1.0 billion revolving contingent credit facility for the purposes of funding, if necessary, additional Trans Mountain expansion project costs (and, subject to the need to fund such additional costs, meeting Canadian National Energy Board-mandated liquidity requirements) and (iii) a CAD $500 million revolving working capital facility, which is available for general corporate purposes, including working capital.  Kinder Morgan, Inc. (“KMI”) owns an approximately 70% economic interest in the Borrowers and has entered into an Equity Nomination and Support Agreement in connection with the Credit Agreement, as described in further detail below.

The credit facilities under the Credit Agreement will mature on June 16, 2022.  Depending on the type of loan requested by the Borrowers, interest on loans outstanding under the Credit Agreement will be calculated based on (a) a Canadian Prime rate of interest plus an applicable margin ranging from 0.50% to 1.50% per annum, (b) a U.S. base rate of interest plus an applicable margin ranging from 0.50% to 1.50% per annum, or (c) LIBOR plus an applicable margin ranging 1.50% to 2.50% per annum.  Standby fees for the unused portion of the credit facilities will be determined by reference to an applicable rate ranging from 0.300% to 0.625% per annum.  The applicable interest rate margins and standby fee percentage will vary based on the credit ratings for the credit facilities or, if the credit facilities are not rated, the corporate credit rating or issuer rating for Cochin or KML.

The Borrowers’ obligations under the Credit Agreement are guaranteed by KML, Kinder Morgan Canada Limited Partnership and all of Cochin’s non-Borrower subsidiaries and secured by first priority security interests in all of the assets of the Borrowers and such guarantors.  The obligations are also guaranteed by KM Canada Terminals ULC and Kinder Morgan Canada Company and secured by a pledge of their respective partnership interests in Kinder Morgan Canada Limited Partnership.

The Credit Agreement contains various financial and other covenants that apply to the Borrowers, KML and their respective subsidiaries (together, the “Obligors”) and are common in such agreements, including a maximum ratio of consolidated total funded debt to consolidated capitalization of 70% and restrictions on the Obligors’ ability to incur debt, grant liens, make dispositions, engage in transactions with affiliates, make restricted payments, make investments, enter into sale leaseback transactions, amend their organizational documents, and engage in corporate reorganization transactions.

In addition, the Credit Agreement contains customary events of default, including non-payment; non-compliance with covenants (in some cases, subject to grace periods); payment default under, or acceleration events affecting, certain other indebtedness of the Obligors; bankruptcy or insolvency events involving the Obligors or guarantors; and a change in control of Cochin. If an event of default under the Credit Agreement exists and is continuing, the lenders could terminate their commitments and accelerate the maturity of the Borrowers’ outstanding obligations under the Credit Agreement.

In connection with the Credit Agreement, KMI entered into an Equity Nomination and Support Agreement whereby, among other things, KMI commits to contribute or cause to be contributed, at the time of each drawdown on the construction credit facility or the contingent credit facility, equity to Cochin in an amount sufficient to cause the outstanding indebtedness under the credit facilities and any other funded debt for the Trans Mountain expansion project not to exceed 60% of the total project costs for the project as projected over the six month period following the date of such drawdown.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Credit Agreement, dated June 16, 2017, among Kinder Morgan Cochin ULC and Trans Mountain Pipeline ULC and the lenders party thereto *

* Portions of the exhibit have been omitted pursuant to 17 CFR 240.24b-2 and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: June 22, 2017	By:	/s/ Kimberly A. Dang
Kimberly A. Dang Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1                        Credit Agreement, dated June 16, 2017, among Kinder Morgan Cochin ULC and Trans Mountain Pipeline ULC and the lenders party thereto *

* Portions of the exhibit have been omitted pursuant to 17 CFR 240.24b-2 and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.